As filed with the Securities and Exchange Commission on February 14, 2020

No. 333-198056

No. 333-163007

No. 333-147386

No. 333-139254

No. 333-139247

No. 333-139246

No. 333-130024

No. 333-124366

No. 333-101361

No. 333-101360

No. 333-82688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198056

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163007

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-147386

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139254

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139247

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139246

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130024

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124366

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101361

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101360

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-82688

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Exact name of registrant as specified in its charter)

Florida	001-15799	65-0701248
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

(305) 572-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ladenburg Thalmann Financial Services Inc. Amended and Restated 2009 Incentive Compensation Plan

Non-Plan Option Agreement, dated as of October 19, 2007, by and between

Ladenburg Thalmann Financial Services Inc. and Bruce A. Zwigard

Other Employee Benefit Plans

Amended and Restated 1999 Performance Equity Plan

Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan

1999 Performance Equity Plan

(Full title of the plan)

Nina McKenna

General Counsel & Secretary

Ladenburg Thalmann Financial Services, Inc.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

(305) 572-4100

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Ross Leff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement No. 333-198056, registering 20,000,000 Common Stock, par value $0.0001 per share (the “Common Stock”), of Ladenburg Thalmann Financial Services Inc. (“Ladenburg”) issuable under the Ladenburg Thalmann Financial Services Inc. Amended and Restated 2009 Incentive Compensation Plan.

●	Registration Statement No. 333-163007, registering 25,000,000 shares of Common Stock issuable under the Ladenburg Thalmann Financial Services Inc. 2009 Incentive Compensation Plan.

●	Registration Statement No. 333-147386, registering 3,000,000 shares of Common Stock issuable under other employee benefit plans.

●	Registration Statement No. 333-139254, registering 15,000,000 shares of Common Stock issuable under the Amended and Restated 1999 Performance Equity Plan.

●	Registration Statement No. 333-139247, registering 5,000,000 shares of Common Stock issuable under the Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan.

●	Registration Statement No. 333-139246, registering 1,500,000 shares of Common Stock issuable under other employee benefit plans.

●	Registration Statement No. 333-130024, registering 19,944,444 under other employee benefit plans.

●	Registration Statement No. 333-124366, registering 12,222,222 shares of Common Stock issuable under other employee benefit plans.

●	Registration Statement No. 333-101361, registering 4,500,000 shares of Common Stock issuable under the 1999 Performance Equity Plan.

●	Registration Statement No. 333-101360, registering 5,000,000 shares of Common Stock issuable under the Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan.

●	Registration Statement No. 333-82688, registering 5,500,000 shares of Common Stock issuable under the 1999 Performance Equity Plan.

On February 14, 2020, Advisor Group Holdings, Inc. (“Advisor Group”) completed its acquisition of Ladenburg. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2019, by and among Ladenburg, Advisor Group and Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Advisor Group (“Merger Sub”), Merger Sub merged with and into Ladenburg (the “Merger”), with Ladenburg continuing as the surviving corporation and a wholly owned subsidiary of Advisor Group in the Merger.

At the effective time of the Merger (the “Effective Time”), the issued and outstanding shares of common stock, par value $0.0001 per share (each a “Share” or, collectively, the “Shares”) of Ladenburg (other than (i) Shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or Ladenburg, and in each case, not held on behalf of third parties and (ii) restricted stock awards of Ladenburg) were converted into the right to receive $3.50 per Share in cash, without interest (the “Per Share Merger Consideration”).

As a result of the Merger, Ladenburg has terminated any and all of the offerings of Ladenburg’s securities pursuant to the Registration Statement. Ladenburg hereby removes from registration any and all of the securities of Ladenburg registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of each of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ladenburg has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 14th of February, 2020.

Ladenburg Thalmann Financial Services Inc.

By:	/s/ Nina McKenna
Name:	Nina McKenna
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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